Exhibit 99.1

The Chefs’ Warehouse Acquires Sid Wainer & Son

Acquisition Accelerates Expansion in Northeast

RIDGEFIELD, Conn., January 27, 2020 -- The Chefs’ Warehouse, Inc. (NASDAQ:CHEF), a premier distributor of specialty food products in North America, today announced that it has acquired substantially all of the assets of Sid Wainer & Son, based in New Bedford, Massachusetts. For over 100 years, Sid Wainer & Son has been curating and distributing [some of] the world’s finest specialty products and produce in the Northeast.

“I would like to welcome the Wainer Family and the entire Sid Wainer & Son organization into our growing family of companies,” said Christopher Pappas, Chairman and CEO of The Chefs’ Warehouse, Inc.  “This acquisition offers The Chefs’ Warehouse the opportunity to build New England’s premier specialty food company. We look forward to leveraging Sid Wainer & Son’s incredible product lines and produce expertise to offer the market exceptional assortment. For 35 years, we have prided ourselves in supplying the world’s greatest ingredients to North America’s best chefs; this acquisition deepens this commitment.”

Since inception in 1985, The Chefs’ Warehouse has been purveying high-quality, luxury, artisan, local and specialty products for the Northeast. Founded in New York, the Northeast is the Company’s largest market in North America.

“My grandfather started the company in New Bedford, MA in 1914. From its inception, the Wainer Family has sourced produce from the world’s finest farms,” said Henry Wainer, CEO & President of Sid Wainer & Son. “As the company developed, my family and I traveled nationally and internationally meeting and building relationships with growers, specialty foods and cheese producers, broadening our diversification and sourcing the highest quality produce and specialty foods for chefs across America. We are excited to be able to broaden our distribution network and offer four generations of produce knowledge to The Chefs’ Warehouse team. The combination of The Chefs’ Warehouse distribution network and quality in conjunction with Sid Wainer & Son’s unique specialty ingredients and expertise in the produce industry will provide an unprecedented service for chefs. We are very excited to grow our futures together.”

The acquisition of Sid Wainer & Son is expected to generate approximately $180 million in annual net sales.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; the Company’s ability to expand its operations in its existing markets and to penetrate new markets through acquisitions; the Company may not achieve the benefits expected from its acquisitions, which could adversely impact its business and operating results; the Company may have difficulty managing and facilitating its future growth; conditions beyond the Company’s control could materially affect the cost and/or availability of its specialty food products or center-of-the-plate products and/or interrupt its distribution network; the Company’s increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; the Company’s business is a low-margin business and its profit margins may be sensitive to inflationary and deflationary pressures; because the Company’s foodservice distribution operations are concentrated in certain culinary markets, the Company is susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on the Company’s business, financial condition or results of operations; the Company’s ability to raise capital in the future may be limited; the Company may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; and the Company’s business operations and future development could be significantly disrupted if it loses key members of its management team. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415